Exhibit 99.1
Appointment Adds Public Enterprise Software Management Expertise to Board of Directors
San Mateo, California, July 21, 2010 – Actuate Corporation (NASDAQ:ACTU), The people behind BIRT™, announced today that Raymond L. Ocampo Jr., an esteemed Silicon Valley leader with extensive enterprise software company expertise has joined the company’s Board of Directors.
“I met Ray in 1986 and have continued to be impressed by his general management skill and business acumen. By appointing him, we are adding another individual with deep and wide experience in running public enterprise software companies to our Board of Directors,” said Pete Cittadini, CEO and president of Actuate Corporation. “Ray is well respected in Silicon Valley and remains very active in the corporate and legal community. I look forward to working with him again.”
Raymond L. Ocampo Jr. is Chief Executive Officer of Samurai Surfer LLC, a private investment and consulting company, and is a member of the board of directors of PMI Group, Inc. and Keynote Systems, Inc. He retired in November 1996 as Senior Vice President, General Counsel and Secretary of Oracle Corporation after serving as its chief legal counsel for more than a decade. After retiring from Oracle Corporation, Mr. Ocampo co-founded the Berkeley Center for Law & Technology, the top-rated intellectual property program in the United States, and served as its executive director for two years. He has served on several public company boards since his retirement from Oracle Corporation and chairs the Asian Pacific Fund, a San Francisco-based community foundation. He was the 2001-2 chair of the Section of Science & Technology Law of the American Bar Association and is a member of the ABA Journal board of editors.

“Actuate’s unique open source-driven enterprise software business model is poised to capitalize on the momentum around BIRT,” said Raymond Ocampo. “I look forward to working closely with Pete, his management team, my fellow board members and the rest of the company to help Actuate to maximize its great potential.”
Actuate – the people behind BIRT
Actuate founded and continues to co-lead the Eclipse BIRT open source project. BIRT is the premier development environment for Rich Information Applications that present data in compelling and interactive ways via the web on any device. Actuate and its people are dedicated to making BIRT the best environment for our customers to develop Web 2.0 applications that drive revenue through higher customer satisfaction/loyalty and improve operational performance. The people of Actuate continually participate in and provide resources for the vibrant open source community that has emerged around BIRT. Anybody can participate in the BIRT movement by visiting www.birt-exchange.com.
Actuate offers value-add BIRT products and services that speed the development process and bring additional functionality, interactivity and enterprise scalability to BIRT-based Rich Information Applications. Actuate has over 4,500 customers globally in a diverse range of business areas including financial services and the public sector. Founded in 1993, Actuate is headquartered in San Mateo, California, with offices worldwide. Actuate is listed on NASDAQ under the symbol ACTU. For more information, visit the company’s web site at www.actuate.com.
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